SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)*




                                AT&T Canada Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)




     Class B Deposit Receipts representing a beneficial interest in Class B
                         Non-Voting Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   00207Q-20-2
                    ----------------------------------------
                                 (CUSIP Number)




                                 August 15, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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           CUSIP No. 00207Q-20-2                                 13G                                  Page 2 of 12 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  ISP Investco LLC

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            1,352,324
         NUMBER OF
          SHARES             ----------- ------------------------------------------------------------------------------------------
       BENEFICIALLY              6       SHARED VOTING POWER
         OWNED BY
           EACH                             -0-
         REPORTING           ----------- ------------------------------------------------------------------------------------------
          PERSON                 7       SOLE DISPOSITIVE POWER
           WITH
                                            1,352,324
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            -0-
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,352,324
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.3%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  OO
-------------- --------------------------------------------------------------------------------------------------------------------


                               Page 2 of 12 Pages
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           CUSIP No. 00207Q-20-2                                 13G                                  Page 3 of 12 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  International Specialty Holdings Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            -0-
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           1,352,324
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             -0-
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            1,352,324
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,352,324
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.3%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 3 of 12 Pages
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           CUSIP No. 00207Q-20-2                                 13G                                  Page 4 of 12 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  International Specialty Products Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            -0-
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           1,352,324
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             -0-
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            1,352,324
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,352,324
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.3%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 4 of 12 Pages
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           CUSIP No. 00207Q-20-2                                 13G                                  Page 5 of 12 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Samuel J. Heyman

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            -0-
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           5,409,297
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             -0-
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            5,409,297
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,409,207
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.4%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  IN
-------------- --------------------------------------------------------------------------------------------------------------------


                               Page 5 of 12 Pages
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           CUSIP No. 00207Q-20-2                                 13G                                  Page 6 of 12 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Heyman Investment Associates Limited Partnership

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Connecticut
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            3,900,723
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           -0-
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             3,900,723
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            -0-
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,900,723
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.9%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  PN
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 6 of 12 Pages
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           CUSIP No. 00207Q-20-2                                 13G                                  Page 7 of 12 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  The Annette Heyman Foundation Inc.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Connecticut
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            40,000
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           -0-
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             40,000
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            -0-
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  40,000
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.04%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  OO
-------------- --------------------------------------------------------------------------------------------------------------------


                               Page 7 of 12 Pages
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           CUSIP No. 00207Q-20-2                                 13G                                  Page 8 of 12 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Westport Holdings, LLC

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Connecticut
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            116,250
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           -0-
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             116,250
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            -0-
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  116,250
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  OO
-------------- --------------------------------------------------------------------------------------------------------------------


                               Page 8 of 12 Pages

Item 1(a).  Name of Issuer:

         AT&T Canada Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

         200 Wellington Street West, Suite 1600, Toronto, Ontario, M5V 362,
         Canada

Item 2(a).  Name of Person Filing:

         (i) ISP Investco LLC
         (ii) International Specialty Holdings Inc.
         (iii) International Specialty Products Inc.
         (iv) Samuel J. Heyman
         (v) Heyman Investment Associates Limited Partnership
         (vi) The Annette Heyman Foundation Inc.
         (vii) Westport Holdings, LLC

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         The principal business office of ISP Investco LLC, International Specialty Holdings Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Suite 303, Wilmington, Delaware 19801.

         The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

         The principal business office of Heyman Investment Associates Limited Partnership, The Annette Heyman Foundation Inc. and Westport Holdings, LLC is 333 Post Road West, Westport, Connecticut 06881.

Item 2(c).  Citizenship:

         The responses of the Reporting Persons to Row (4) of the cover pages of this Schedule 13G are incorporated herein by reference.

Item 2(d).  Title and Class of Securities:

         Class B Deposit Receipts representing a beneficial interest in Class B Non-Voting Shares, no par value ("Class B")

Item 2(e).  CUSIP Number:

         00207Q-20-2

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   [  ]  Broker or dealer registered under Section 15 of the
                     Exchange Act

         (b)   [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act

         (c)   [  ]  Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act

         (d)   [  ]  Investment company registered under Section 8 of the
                     Investment Company Act

         (e)   [  ]  An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E)


                               Page 9 of 12 Pages

         (f)   [  ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

         (g)   [  ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

         (h)   [  ]  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act

         (i)   [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

         (j)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.  Ownership.

         (a)-(b) The responses of the Reporting Persons to Rows (9) and (11) of the cover pages of this Schedule 13G are incorporated herein by reference. As of August 21, 2002, the Reporting Persons beneficially owned in the aggregate 5,409,297 shares of Class B, representing approximately 5.4% of the Class B (based on 100,515,095 shares of Class B outstanding as of May 10, 2002, as set forth in the Issuer's Management Proxy Circular dated May 10, 2002).

         (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         See Schedule A hereto.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

         (a)   Not applicable.

         (b) By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 10 of 12 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  August 23, 2002

               ISP INVESTCO LLC

               By:  International Specialty Holdings Inc., its sole member


                    By:        Susan B. Yoss
                       ----------------------------------------------------
                       Name:   Susan B. Yoss
                       Title:  Executive Vice President-Finance and Treasurer

               INTERNATIONAL SPECIALTY HOLDINGS INC.


               By:        Susan B. Yoss
                  ---------------------------------------------------------
                   Name:  Susan B. Yoss
                   Title: Executive Vice President-Finance and Treasurer

               INTERNATIONAL SPECIALTY PRODUCTS INC.


               By:        Susan B. Yoss
                  ---------------------------------------------------------
                   Name:  Susan B. Yoss
                   Title: Executive Vice President-Finance and Treasurer

                                   Samuel J. Heyman
                  ---------------------------------------------------------
                                   Samuel J. Heyman

               HEYMAN INVESTMENT ASSOCIATES LIMITED PARTNERSHIP


               By:        James R. Mazzeo
                  ---------------------------------------------------------
                   Name:  James R. Mazzeo
                   Title: Treasurer

               THE ANNETTE HEYMAN FOUNDATION INC.


               By:        James R. Mazzeo
                  ---------------------------------------------------------
                   Name:  James R. Mazzeo
                   Title: Treasurer

               WESTPORT HOLDINGS, LLC


               By:        James R. Mazzeo
                  ---------------------------------------------------------
                   Name:  James R. Mazzeo
                   Title: Manager


                              Page 11 of 12 Pages

                                   SCHEDULE A
                                   ----------



         International Specialty Products Inc. owns 100% of the outstanding common stock of International Specialty Holdings Inc. which, in turn, is the sole member of ISP Investco LLC.





















                              Page 12 of 12 Pages